UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2018

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey		08540
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (732) 243-9250

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2018, the Board of Directors (the “Board”) of Ameri Holdings, Inc. (the “Company”) appointed David Luci as a director of the Company, effective immediately.  Mr. Luci has extensive management experience co-founding and managing both private and public biopharmaceutical companies and has held senior executive positions and directorships. Mr. Luci has been responsible for overseeing $180 million in equity financing as a Chief Executive Officer and/or Chief Financial Officer during his career. Further, Mr. Luci has negotiated numerous international licensing and co-development transactions and structured and negotiated several merger transactions, including the sale of two Nasdaq-listed companies.

Mr. Luci currently serves as Co-Founder, Managing Partner and a director of Acurx Pharmaceuticals, LLC, an early-stage, private pharmaceutical company focused on developing antibiotics for difficult to treat resistant bacteria. From January 2010 to April 2017, Mr. Luci served as President and Chief Executive Officer and as a director of Dipexium Pharmaceuticals, Inc. (“Dipexium”) a Nasdaq-listed biopharmaceutical company focused. Dipexium was sold in April 2017 to PLX Pharma (Nasdaq: PLXP) in a merger valued at $69 million. From December 2007 to January 2010, Mr. Luci served as President and Chief Business Officer of MacroChem Corporation (OTCBB: MACM), a development-stage, public biopharmaceutical company, and from July 2002 to August 2007 he served as Executive Vice President, Chief Financial Officer, General Counsel & Corporate Secretary of Bioenvision, Inc. (Nasdaq: BIVN), an international biopharmaceutical company. From January 2007 to January 2010, Mr. Luci served as a member of the board of directors of Abeona Therapeutics, Inc. (Nasdaq: ABEO), where he also served as Chairman of the Audit Committee and Chairman of the Compensation Committee, as well as serving in a consulting capacity for several equity financings. Mr. Luci began his career with Ernst & Young LLP as a certified public accountant (from August 1988 to May 1991), before transitioning to practicing corporate law (from September 1994 to July 2002) at Battle Fowler LLP, which later merged into Paul Hastings. Mr. Luci received a bachelor of science in business administration degree from Bucknell University and a juris doctorate degree from Albany Law School of Union University. Mr. Luci is admitted to the New York bar and is an inactive Certified Public Accountant, registered in Pennsylvania.

Prior to Mr. Luci’s appointment to the Board, he acquired an 8% Convertible Unsecured Promissory Notes, in the principal amount of $100,000, from the Company on March 7, 2017, as was more fully described in the Company’s Current Report on Form 8-K filed on March 8, 2017, and purchased 2,430 shares of Company common stock and a warrant for the purchase of 2,430 shares of Company common stock in the Company’s November 2017 registered public offering. Other than the foregoing, Mr. Luci has not engaged in a related party transaction with the Company during the last two fiscal years.  There are no family relationships between Mr. Luci and any of the Company’s executive officers or directors.

On February 12, 2018, Dhruwa N. Rai provided the Company with notice of his resignation from the Board, effectively immediately. As a result of Mr. Luci’s appointment and Mr. Rai’s resignation, the Board is currently comprised of seven directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 14, 2018	AMERI HOLDINGS, INC.

	By:	/s/ Brent Kelton
		Name:	Brent Kelton
		Title:	Chief Executive Officer